EXHIBIT 23.3

[LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Allied Nevada Gold Corp. (the “Company”) of our auditors’ report dated March 16, 2007, on the balance sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2006 and the related statements of loss and cash flows for each of the two years ended December 31, 2006 and 2005, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

December 17, 2008

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.